Exhibit 99.1

Surface Oncology Announces New Randomized Phase 2 Clinical Study Evaluating SRF388 in Patients with First-Line Hepatocellular Carcinoma in Clinical Collaboration with Roche

Study initiation underway with first patient dosed by early 2022

CAMBRIDGE, Mass., October 4, 2021 — Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, today announced details about its plan to initiate a randomized Phase 2 clinical study evaluating SRF388, a potential first-in-class antibody against IL-27, in combination with Roche’s atezolizumab and bevacizumab, in patients with treatment-naïve hepatocellular carcinoma (HCC). Initiation-enabling activities are underway, and the Company expects to dose the first patient in early 2022.

“We are delighted to announce this new study of SRF388 in HCC, which offers the potential for increased clinical benefit to patients and broadens Surface’s clinical program for our potential first-in-class IL-27 antibody,” said Alison O’Neill, M.D., chief medical officer. “We believe there is strong scientific rationale for targeting the immunosuppressive cytokine IL-27 as a first-line treatment for this patient population, especially in conjunction with PD-1 and VEG-F blockade, which has proven clinical efficacy in extending survival and progression-free survival (PFS) based on the IMBrave150 study versus sorafenib. We believe that our randomized Phase 2 approach is well suited to provide robust data for these patients.”

The blinded, randomized Phase 2 study is expected to enroll approximately 100 first-line patients with unresectable or metastatic HCC. Patients will be randomized to receive either SRF388 or a placebo in combination with atezolizumab and bevacizumab. The study will primarily evaluate investigator-assessed PFS of SRF388 in combination with atezolizumab and bevacizumab compared to atezolizumab and bevacizumab. Secondary endpoints from the trial will include safety, overall response rates and duration of response. Because this is a blinded study, Surface does not expect to have detailed clinical data prior to study conclusion, but does anticipate a futility analysis in early 2023 and final data in the first half of 2024.

Initial data presented at the American Society of Clinical Oncology Annual Meeting earlier this year showed SRF388 was well tolerated at all doses tested, set the recommended Phase 2 dose at 10 mg/kg every four weeks and demonstrated evidence of monotherapy activity.

Financial Outlook:

Surface has expanded its existing debt facility with K2 HealthVentures, increasing the capacity to $50M. Based upon its current operating plan, including the SRF388 first-line HCC randomized Phase 2 clinical study, which includes the extended debt facility, Surface maintains a projected cash runway through 2023.

About Surface Oncology:

Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment. Its pipeline includes two wholly-owned clinical-stage programs targeting CD39 (SRF617) and IL-27 (SRF388), as well as a preclinical program focused on depleting tumor regulatory T cells via targeting CCR8 (SRF114). In addition, Surface has two partnerships with major pharmaceutical companies: a collaboration with Novartis targeting CD73 (NZV930; Phase 1) and a collaboration with GlaxoSmithKline targeting PVRIG (SRF813; preclinical). Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. For more information, please visit www.surfaceoncology.com.

About SRF388:

SRF388 is a fully human anti-IL-27 antibody designed to inhibit the activity of this immunosuppressive cytokine. Surface Oncology has identified particular tumor types, including liver, kidney and lung cancer, where IL-27 appears to play an important role in the immunosuppressive tumor microenvironment and may contribute to resistance to treatment with checkpoint inhibitors. SRF388 targets the rate-limiting p28 subunit of IL-27, and preclinical studies have shown that treatment with SRF388 blocks the immuno-suppressive biologic effects of IL-27, resulting in immune cell activation in combination with other cancer therapies including anti-PD-1 therapy, as well as potent anti-tumor effects as a monotherapy. Furthermore, Surface Oncology has identified a potential biomarker associated with IL-27 that may be useful in helping to identify patients most likely to respond to SRF388. In November 2020, Surface announced that SRF388 was granted Orphan Drug designation and Fast Track designation for the treatment of hepatocellular carcinoma from the FDA.

Cautionary Note Regarding Forward-Looking Statements:

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions, and the negative of those terms. These forward-looking statements are based on Surface Oncology’s management’s current beliefs and assumptions about future events and on information currently available to management.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Surface Oncology’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to Surface Oncology’s ability to successfully develop SRF388, SRF617, SRF114 and its other product candidates through current and future milestones or regulatory filings on the anticipated timeline, if at all, the therapeutic potential of Surface Oncology’s product candidates, the risk that results from preclinical studies or early clinical trials may not be representative of larger clinical trials, the risk that Surface Oncology’s product candidates, including SRF388, SRF617 and SRF114, will not be successfully developed or commercialized, the risks related to Surface Oncology’s dependence on third-parties in connection with its manufacturing, clinical trials and preclinical studies, and the potential impact of COVID-19 on Surface Oncology’s clinical and preclinical development timelines and results of operations. Additional risks and uncertainties that could affect Surface Oncology’s future results are included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2020 available on the Securities and Exchange Commission’s website at www.sec.gov and Surface Oncology’s website at www.surfaceoncology.com.

Additional information on potential risks will be made available in other filings that Surface Oncology makes from time to time with the Securities and Exchange Commission. In addition, any forward-looking statements contained in this press release are based on assumptions that Surface Oncology believes to be reasonable as of this date. Except as required by law, Surface Oncology assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Contacts:

Investors

Laurence Watts

Gilmartin Group

619-916-7620

laurence@gilmartinir.com

or

Stephen Jasper

Gilmartin Group

858-525-2047

stephen@gilmartinir.com

Media

Chris Railey

Ten Bridge Communications

chris@tenbridgecommunications.com

617-834-0936